STAAR Surgical Company

Conference Call

October 31, 2006, 5:00 PM ET

Operator:

Good afternoon, ladies and gentlemen, thank you for standing by. Welcome to the STAAR Surgical third quarter 2006 conference call. At this time, all participants are in a listen-only mode. Following today’s presentation, instructions will be given for the question-and-answer session. If anyone should require operator assistance during the conference, please press the star key, followed by the zero. As a reminder, this conference is being recorded today, Tuesday, October 31, 2006. I would now like to turn the conference over to Doug Sherk with the EVC Group. Please go ahead, sir.

Doug Sherk:

Thank you, Operator, and good afternoon, everyone. This is Doug Sherk with the EVC Group. Thank you for joining us this afternoon for the STAAR Surgical conference call to review the financial results for the third quarter of 2006, which ended on September 29th.

The news release announcing the third quarter results crossed the wire this afternoon shortly after the market close. If you haven’t received a copy of the release and would like one, please call our office at 415-896-6820, and we’ll get one to you immediately. Additionally, we’ve arranged for a taped replay of this call, which may be accessed by phone. The replay will become available approximately one hour after the call’s conclusion and remain available for seven days. The dial-in number to access the replay is 800-405-2236 or, for international callers, 303-590-3000. Both numbers will need a passcode of 11073361 followed by the pound sign. This call is being broadcast live and an archived replay will also be available. To access the webcast go to STAAR’s website at www.staar.com.

Before we get started, during this conference call, the Company will make projections or other forward-looking statements. We caution you that all statements that are not statements of historical fact are forward-looking statements, including any projections of earnings, revenues, sales, cash or other financial items; any statements of the plans, strategies and the objectives of management; any statements regarding expectations for success of the ICL or other products in the U.S. or international markets; any statements concerning proposed new products and government approval of new products, services or developments; statements of expectations regarding pending transactions; any statements regarding future economic conditions or performance; statements of belief; and any statements of assumptions underlying any of the foregoing.

These statements are based on expectations and assumptions as of the date of this conference call and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. The risks and uncertainties include our limited capital resources and limited access to financing, the challenge of adapting our largely independent sales model to the refractive market; our ability to overcome negative publicity resulting from warning letters and other correspondence from the FDA Office of Compliance; the willingness of surgeons and patients to adopt a new product and procedure; our ability to capitalize on the opportunity presented by the ICL in the U.S. depends on our ability to overcome the foregoing challenge, and other factors beyond our control, or that may be beyond our control, including those detailed from time to time in our reports filed with the Securities and Exchange Commission. STAAR assumes no obligation to update these forward-looking statements to reflect future events or actual outcomes and does not intend to do so.

Now I would like to turn the call over to David Bailey, President and Chief Executive Officer of STAAR.

David Bailey:

Thanks, Doug, and thanks to everyone for joining with us on the Q3 conference call.

During the third quarter we continued to make steady progress against the goals we had set for the year. As I said when we last talked, every member of our organization is focused on achieving four key priorities which are as follows — successfully launching the Visian ICL™ in the U.S. market; maintaining and building upon the growth we’ve seen in international markets; stopping the decline in and regenerating the U.S. cataract business; and maintaining and improve our overall compliance effort. Successfully achieving all four objectives should result in a significant increase in shareholder value at STAAR Surgical Company.

Now I’d like to review the quarter and the year-to-date results in the context of these four critical objectives. Our operational highlights since we last spoke with you in early August include the following achievements — overall sales growth with a healthy 13% as compared to the third quarter of 2005; total international ICL™ sales including the Toric ICL™ grew 54%. We had total ICL sales in international markets were 21% of global total company ICL sales.

Two FDA audits during the quarter, one in California and one at our Swiss facility in Nidau resulted in no observations. The number of U.S. doctors certified for our Visian ICL has surpassed the 250 level, and to increase the effectiveness and execution of our U.S. sales strategy, George Ludwig has come on board as our Great Lakes regional sales manager. George brings more than 25 years of highly successful sales and sales management experience to our team.

We also added a new regional manager for South Central, which includes Colorado. Mike Frost has significant experience in both the cataract and refractive market segments, and he’s already moving to ensure uniformed implementation of our marketing strategy.

To continue our positive events in the area of regulatory affairs and compliance, Rob Lally has joined our team as vice president of quality assurance and regulatory affairs. Rob has come to us from Johnson & Johnson Vision Care.

Finally, we continued to successfully manage our resources and used only $177,000 in cash during the quarter. We finished the third quarter with $8,343,000 in cash.

We were pleased with the overall performance of the company during the third quarter, which is seasonally our weakest, and we entered the fourth quarter of both expectations from a cash perspective. While we had very strong growth in international Visian ICL sales and continue to make progress in our U.S. cataract because, U.S. Visian ICL sales were 4% up on Q2 levels. Because of the importance of the domestic ICL market, I’d like to share in more detail our analysis of that trend and strategy to improve the growth rate.

First, we are experiencing significant difficulties in — differences in - doctor usage rates for the Visian ICL amongst regions of the U.S., which lead us to conclude that there are a number of early adopters who are implanting well above average, not unusual for a new technology such as ICL, as well as the fact that our selling effort is not uniform. We are taking steps to address this latter situation, as I’ll explain shortly.

I’d like to once again emphasize a key element of our ICL strategy. We believe that it is critical that the early uses of the ICL go extremely well, and that we minimize the risk of complications. Therefore, our rollout has been focused on achieving high-quality outcomes. We believe that we’ve been very successful with this element of our strategy as evidenced by the vast majority of our doctors expressing a strong desire to identify more patients and perform more cases.

With this background, I want to discuss the future selling programs from four perspectives — the surgeon, the surgeon’s practice, product extensions, and our sales force.

During the quarter we certified 82 doctors versus 92 surgeons in Q2 giving a total year-to-date of 265 certified since launch. In late September, we adjusted our expectations for the year to the range 300 to 350 certified doctors. This is not due to lack of interest in the technology but rather our assessment that reaching our original goal of 500 might require a compromise in our commitment to the quality of our initial patient outcomes. There will be no sacrifice in quality of patient outcomes with this rollout.

We believe that it is critical that the early users of the ICL do extremely well and that we minimize avoidable problems. Certain factors have, however, impacted our U.S. selling process. First, doctors on average have wanted to see a longer follow-up than the standard one-week post-op before lining up and performing more procedures. Please keep in mind that these same doctors are often telling us that they want to do more cases or want to see more follow-up time with their first patients — very reasonable.

The second factor has to do with the strategies needed to sell the new procedure that are totally different than those used to sell cataract products. For example, many surgeons who will use Visian may have a support staff ranging from six to 20 people, along with sometimes complex and extensive referral networks. In order to be successful with Visian, all of the employees in the surgeon’s practice need to be educated and come to understand the extremely high patient satisfaction rate that this new technology generates.

This different sales strategy became the key challenge for our sales force and, indeed, does during Q3. A cataract salesperson, particularly an independent rep, views this aspect of the sale as non-revenue generating. We, however, view this as a fundamental activity to make a market with a refractive technology.

Some of our salespeople have taken this selling factor to heart and as a result have built practice usage. Others have a mindset that the case repetition will come on its own driven by the enthusiasm of the doctor. The fact that we do get very enthusiastic doctors after proctoring has ironically tended to reinforce this somewhat naïve view.

Despite training by STAAR as recently as June with a full sales force and August with the regional managers, some chose not to follow through in the way we trained. This, we believe, is the biggest factor behind the reduced utilization rate in Q3. The announcement last week of George Ludwig joining our organization is the first example of action that we’re taking to have a more uniform execution of our strategy nationwide. Mike Frost’s introduction further emphasizes this commitment.

When the sales team in a region did execute our strategy, the results have been as we expected. For example, we already have some doctors who have usage rates on the order of 10% of their total refractive volume. Our focus on the multiple point of contract sales call strategy combined with an increasing base of certified doctors should, at some point, disproportionately accelerate usage and sales. Introduction of the Toric ICL into the mix will have an additional positive impact on this whole dynamic.

I would highlight the following specific activities that are underway to increase utilization rate and achieve our revised proctoring goal. Reorganizing the South Central and Great Lakes regions and management to strengthen our ability to sell to the practice in these areas. The Great Lakes region is one of the highest potential refractive territories in the country. We’ve extremely experienced executives now leading these regions who are passionate about the Visian ICL product and our approach to the market.

We have actions to ensure the proctoring rate is met, and that we exceed the reset target. We have a commitment from the remaining RMRs that they will implement the required comprehensive sell to the entire target practice and follow through fully on this aspect of the marketing plan; utilization and expanding our specific and dedicated refractory selling resource to increase our ability to integrate the ICL into the refractive practice on a national basis. They will work with the reps in a skill transfer role within the practice.

Organizing user group meetings at major meetings, the European meeting and the AAO where we had a total of 150 attendees or will have a total of 150 attendees, to allow the sharing of experience and clinical data. At ESCRS we had 87 participants from around the world spend two days sharing experience with the goal of increasing usage rate. This is already beginning to have an impact on sales and international.

We’ll look at comparative studies and publications to illustrate the advantages of the ICL and the TICL compared to LASIK and the currently resurgent PRK. We’ll have continued certification courses and conversion of attendees to certify doctors. For example, we’ve got a CME and a certification course at the upcoming AAO. More than 61 doctors are registered for the AAO training course and over 550 for the CME event. We’ll also expand our current product offering in the U.S. by gaining approval for the Visian Toric ICL.

On this latter point, our experience in international markets demonstrates that the TICL provides outstanding customized outcomes that accelerates the uptick of phakic implants and expands the overall market. We’re certainly seeing this in international. In the U.S., as announced, we submitted a TICL file for the FDA at the end of April and received a confirmation of filing on May the 8th.

In early July, as promised, we submitted the detailed manufacturing module along with the samples of the products for FDA testing. We anticipated that sometime in August, FDA would schedule 100-day review meeting with staff, but this did not occur probably due to their ability to extend the 100-day window based on the submission of the additional manufacturing data.

Once again, I would caution investors the current FDA submissions are tending to take longer to process than in the past, and so it’s difficult to predict a timeline for approval for the TICL. We hope for approval in Q1 2007 following a decision without a panel meeting, but this could change significantly.

Turning to our international business, Q3 was an outstanding quarter for the ICL as we saw growth of 54% over the prior-year quarter resulting in a 32% increase for the year-to-date versus the prior-year period. For this to happen in the seasonally lowest quarter of the year illustrates the momentum we’re building with the ICL and the TICL and international markets.

ICL and TICL sales now represent approximately 70% of total sales through distributor markets and a very healthy gross margin. We are seeing positive impact from the U.S. approval and expect, for example, to exit the year with penetration rates versus LASIK of 3.2% in Korea, up from 1.6% a year ago.

International TICL unit growth for the first nine months of 2006 versus first nine months of 2005 was 61%. In Q3 the TICL represented 29% of the total international ICL and TICL unit volume up from 23% in Q2.

In Q3 44% of the TICL volume was correcting at minus 2 diopters of cylinder or less, once again emphasizing that we’re not segmented to high myopia or high cylinder.

The ESCRS meeting, which took place in September, we had a number of activities to showcase the ICL including a very successful user group meeting. We had live Toric ICL surgery, and we had an ICL certification course. We are confident that activities such as these are allowing us to gain significant market share from Ophtec and AMO with their old iris claw lens technology.

At the meeting we also had a chance to review the data from Alcon’s anterior chamber phakic implants and noted rotational and cataract issues. We are nevertheless pleased to see that Alcon did not view the phakic implant as a small niche and intend to enter the market at minus 6 and above. Importantly, they will not have a toric version.

Some of our individual international users who have access to the Toric ICL have penetration rates for phakic implants as high as 25% of total refractive volumes in their individual clinics. Critical to that is the availability of a toric option. Ten percent is not uncommon for regular users. Continued promotion, along with specific geographical differences around corneal thickness as in India, and mean myopia, as in China, give us confidence that international will continue to build bolstered by the recent U.S. approval for the ICL.

Once again, we feel we’re executing well against our steady goal to maintain international growth with the ICL franchise at or, indeed, above historical norms.

International cataract sales were down 7% compared to Q206 and 4% down over Q3 2005 driven by seasonality and difficult market conditions in Germany. Our preloaded IOL franchise was up 12% versus prior-year quarter but was a little suppressed by the anticipation of aspheric approval. We fully expect the recent launch of our aspheric preloaded lens to drive sales, going forward.

While our focus on international is clearly refractive, we did not expect the size of decrease we saw versus prior year in cataract. The launch of the aspheric and the easing of the market conditions in Germany make us optimistic we could improve this, going forward.

Another major objective for ‘06 is reversing the decline of our U.S. cataract business. We are beginning to see good progress in this regard. In 2005, the business was declining at 14% annually when we set the goal to reverse the decline in 2006. During the third quarter and nine months of 2006, U.S. sales declined 3% and 8%, respectively. This compares to a year-over-year decline for the third quarter and nine months in 2005 of 19% and 11%, respectively. There is no doubt we need to make the current offering more competitive and, as a consequence, our R&D spending is focused on delivering additional enhanced products throughout next year and late this.

We believe these products, combined with our increasing customer base as a result of the Visian ICL, will position us well to stop further year-on-year declines and move to gain modest market share in 2007. As stated earlier, with the launch of the ICL, we are bringing new customers to the company. These customers are also in the market for cataract products and will be a receptive audience for our sales force as we take the new cataract products to market throughout 2007.

Even before these introductions, it was, however, critical to slow and then stop the decline and for the first time in a number of months, our 12-month rolling total turned upward.

In Q2 we saw some solid data points that indicated the execution phase at STAAR was underway. Overall, Q3 delivered some equally solid data points to show progress against our set objectives.

Now I’d like to hand over the call to Deb Andrews, our chief financial officer, to review the financial highlights.

Deborah Andrews:

Thanks, Dave. Good afternoon, everyone. Our release this afternoon provides significant financial detail on the quarter’s progress, so my comments will be limited to specific highlights.

During the third quarter, Visian ICL sales were 2.8 million, an increase of 179% compared with the same period of 2005. Our seasonality did impact total ICL sales, which were down 15% sequentially. U.S. ICL sales grew 4% sequentially to 1.3 million. In international markets, third quarter ICL sales were exceptional growing 54% to 1.5 million compared to the same period of 2005.

During the third quarter of 2006, ICL sales represented 21% of total sales compared to 9% last year and 23% during the second quarter of 2006. Overall, cataract product sales were 10.1 million, down 3.8% compared with last year and down 7.5% compared with the second quarter of 2006. While sales were down quarter-over-quarter and sequentially, there are some positive trends to point out.

First, we’d like to note that the year-over-year decrease resulted from a decline in sales of ancillary products using cataract surgery, which were down 8.3% while sales of IOLs, which typically carry higher gross profit margins, were essentially flat compared with the same quarter last year.

Second, the year-over-year and sequential declines were less than the 5% and 12.6% declines reported in 2005.

Internationally, our German subsidiary continues to struggle in a difficult market despite the labor strike resolution. Sales in Germany were 5 million, down 2% compared with last year and down 7% if you exclude the favorable impact of exchange, which was 247,000 for the quarter. Excluding the impact of exchange, this would be the lowest level of sales reported by our German subsidiary in more than five years. However, it’s worth noting that gross profit margins in Germany are at 40 to 45% or lower than the combined margins of all other countries. As a result of the mix of sales shoots back to the U.S., for example, consolidated gross profit margins increased despite decreased sales in Germany.

On a sequential basis, German sales declined 6% due largely to the effects of seasonality. This rate of decline compares favorably to the 12% decline reported for the third quarter of 2005 and is favorable to the 7.5% rate reported for total cataract sales indicating we may have seen the worst in this market.

Profit margin was 48.7%, an increase for the fourth consecutive quarter compared with 44.6% for the same quarter last year and 48.4% reported for the second quarter of 2006. The increase in gross profit margin is due to increased volume and average selling prices of higher-margin ICLs as a result of our U.S. ICL launch, a shift in geographic, and improved other cost of sales, which is partially offset by higher IOL and ICL unit costs due to lower manufacturing volumes.

We believe we can make improvements in our cost structure to significantly improve the gross profit margins of all of those products under the leadership of Paul Hambrick, our VP of Operations, who has years of experience with lean manufacturing and fixing those practices, we will focus in 2007 and beyond in driving these improvements through our manufacturing organization.

Net loss for the third quarter of 2006 was 2.8 million, or $0.11 a share compared with a net loss of 3.3 million, or $0.13 a share for the same period last year. This is the third consecutive quarter of net loss improvement. The impact of the adoption of FAS 123R was approximately $0.02 a share.

Despite lower sales during the third quarter, we used 1.7 million in cash from operating activity, which is 32% below the second quarter of 2006, constituting the second consecutive quarterly reduction. We generated approximately 1.2 million in cash from stock option exercises and 175,000 from a note collected from a former director and, as a result, our net decrease in cash and cash equivalents in short-term investments for the quarter was just $177,000.

Our bank debt at the end of the quarter was 1.8 million. There were no borrowings outstanding under the Wells Fargo line of credit. We exited the third quarter with 8.3 million in cash and have 2.6 million available in borrowings through our lines of credit.

Cash management and identifying alternative sources of liquidity for STAAR has been my number-one priority for 2006. During 2006 in order to launch the ICL effectively and develop new products, we anticipated that we would increase our cash usage from operating activities over comparable periods in the prior year when we were conserving cash.

In our planning models, we anticipated we would receive cash from financing and investing activities that would, in part, offset the cash used and, on a total cash basis, we would significantly reduce the total cash used over 2005.

Early in the year, there were numerous uncertainties in our assumptions including the rate at which ICL ramped, the number of stock options that could and would be exercised, our ability to obtain at least another financing to fund capital purchases, and our ability to settle notes from a former director. I am very pleased to say that we have met and exceeded our internal expectations on cash despite these uncertainties.

Looking ahead, our operating cash position and the timing of when we will become cash flow positive will be largely dependent upon the rate of adoption of the ICL. That having been said, we believe it’s prudent to continue to explore alternatives that would allow us to buffer our current cash position, and we continue to do so.

We’d now like to hand over to you for questions.

Operator:

Thank you. Ladies and gentlemen, at this time, we will begin the question and answer session. If you have a question, please press the star key, followed by the one, on your pushbutton phone. If you would like to decline from the polling process, please press the star key, followed by the two. You will hear a three toned prompt acknowledging your selection. Your questions will be polled in the order they are received. If you are using speaker equipment, you will need to lift the handset before pressing the numbers. And our first question comes from Joanne Wuensch from BMO Capital Markets.

David Bailey:

Hi, Joanne.

Operator:

Ms. Wuensch, your line is open. Please go ahead.

Joanne Wuensch:

Can you hear me?

David Bailey:

Yeah, we can now, Joanne. Hi.

Joanne Wuensch:

The Toric ICL, it sounds like you’re not sure of the timing of the FDA inspection, and you’re not sure if you’re going to need a panel but were still thinking first quarter of ‘07. Can you walk us through the thought process or the notification process for those two events to get to first quarter ‘07.

David Bailey:

Just to recap — we put the clinical data in back in April and got confirmation in May. We then put the manufacturing module in, which was in the July timeframe, and we would have expected some kind of correspondence or meeting with FDA at the 100-day window, which would have meant mid-August. That did not happen, although we have had no indication of a problem with what we submitted. But they have an ability to readjust that 100-day window based on the submission of additional data, which I am assuming they interpreted the manufacturing data as significant additional data. So they can reset that 100-day window.

We are anticipating some kind of correspondence from FDA with some kind of feedback on, number one, whether they view it as needing to go to panel and, number two, any open questions. But, at this stage, we’ve received no written confirmation of either.

Our position is that the product we don’t believe should go to panel but that’s obviously an FDA decision. Without a panel review, I think that Q107 is a reasonable timeline. I think, as we have indicated, that would get stretched out if it went to panel, and a first six months kind of window would not seem reasonable — would not seem unreasonable.

But as I caution, Joanne, a number of companies are telling me that FDA submissions are taking longer than expected at the moment, so we really are just waiting to hear from FDA with their position.

Joanne Wuensch:

Okay, thank you. A second question — every time I look at your revenue, and I look at that glaucoma line, I’m wondering why are you keeping it? And I know Deborah was talking about sources of cash, and I would really love your current thinking on keeping glaucoma products as part of your portfolio.

David Bailey:

That’s just really not a major focus at the moment. It’s technology that’s in abeyance. It’s selling a small amount for us. At the right time, we may look at strategic options for that, but it’s not the time at the moment. Our real focus is on ICL and bringing the Toric ICL to market and then revamping the cataract, Joanne.

Joanne Wuensch:

Okay, thank you very much.

David Bailey:

It’s a good question, it’s an open item for us.

Operator:

And your next question comes from Mark Richter with Jefferies & Company. Please go ahead.

Mark Richter:

Hi, guys, and congratulations on a solid quarter. A few questions — first, you did a good job on cash management. Do you expect this to continue, and do you think this could ultimately lead to the pulling of your shelf?

Deb Andrews:

I had a feeling you were going to ask that.

David Bailey:

I think Deb did a great job on handling cash in the quarter, Mark. I would concur.

Deb Andrews:

You know, Mark, managing cash is pretty much a daily exercise, and we were extremely pleased with the results of the third quarter. We’ll continue to manage it, you know, for the fourth quarter and beyond. As I mentioned in the release or in my comments, our operating cash position and the timing of when we become cash flow positive is dependent on a certain rate of adoption of the ICL. We need to see that rate trend upwards for the next couple of quarters, and we’ll feel like we’re in a good position. However, we are looking at other options in terms of buffering our cash position outside of equity financing, and if something were to come to fruition, then we would definitely consider pulling the shelf.

Mark Richter

On the cataract side, your revenues were nicely above our estimates, at least. Can you provide some more color on your sense of how the re-acceleration is going? And if you expect new initiatives such as the preloaded injector systems, OUS, et cetera, to help continue to drive this nicely, going forward?

David Bailey

You know, Mark, I think the U.S. sales force really had its challenges, but I think they’ve done a great job in terms of that goal in stopping the decline, and I think the numbers quantifiably demonstrate that, and they’ve really done that without a revamped cataract product offering. We are appreciative of what they’ve done and delivered in that regard, and I think that really is the key thing in the U.S., and we’ve very pleased with that.

Now, in international, the thing that’s really helped is the preloaded, which is a revamped offering, and I think that shows what can be achieved when we bring existing technology to new markets like the U.S. Now, unfortunately, the preloaded has the longest regulatory timeline of our enhancements, but we won’t see that until late next year. You won’t see an impact on that until the turn of next year. But it shows what can be achieved.

I think two things are the preloaded, proprietary and international has done well for us in Q3 will do even better for us, going forward. We’re very optimistic on that. I think the U.S. sales group has done an excellent job in their real core competence, which is cataract selling. I think they have some challenges, we’re acknowledging that, we’re really trying to help them in the field of refractive selling, and I think that — we’re very pleased with that. But I want to emphasize my focus on R&D and R&D expenditure to deliver on this cataract promise, which is absolutely critical, because I think once we deliver these new products, I think the U.S. sales force will do very well with them. We’ve got some great technologies. In the past we’ve seen delivery dates slip, and we want to really focus on that, and once they come to the market, I think we can get some market share gains.

And I think Germany could — has had a tough time as well because of the market conditions, and we have a competitive product offering in Germany, and as the market conditions slacken, I think we can do more there.

So we’re cautiously optimistic but want to really acknowledge the efforts of the U.S. sales force. They’ve had a difficult juggling act, and they’ve done well with the current product offering, and our commitment is to replenish that, and we’ll keep everybody posted as those products roll out.

Mark Richter

Thanks, Dave, very helpful. And then last question — you know, a lot of people clearly are focused on the ICL — I mean — can you help us better understand if this fourth quarter is going to be that inflection point that everyone is looking at, especially — or hoping for especially with the upcoming AAO and thanks for taking my questions.

David Bailey

I think in terms of inflection points, the first thing to say is the AAO, we have some really solid activity particularly at the front of the meeting where we have a very strong user group meeting with U.S. and international surgeons with 60 attendees, and then we have a CME event on Friday the 10th, which has well over 550 attendees, and they’ll see live Toric ICL surgery.

That really is a platform, I think, for our sales reps and the organization to really make the most of the AAO meeting in terms of the selling effort around the whole practice sell and building on the interest. So I think there’s an inflection point there in terms of solid activity, and we really see an international user group meetings help stimulate demand and increased usage for the product.

In terms of an inflection point in actual sales numbers, you know, it takes time with new technology to overcome the inertia in LASIK refractive practices. There’s a number of hurdles to overcome, and I think it will take time. But we are confident, based on the activity that’s underway and the changes that we’re making, that overall we will move, as things come together to an inflection point where we’ll get a classic S-curve take for the ICL and TICL, and it’s a steady process. We are absolutely determined to make the ICL and the TICL the standard of care for a selection of patients in the U.S. market, and I think we’re doing the right things, and where we find difficulty, we’re moving to address the issue, and to allow us to move forward and reach the full potential of the product.

So inflection point at some point in the future. I don’t think that’s Q4, but we’re putting the building block in place to see that, going forward.

Operator

Thank you. Ladies and gentlemen, if there are any additional questions, please press the star key, followed by the one at this time. And as a reminder, if you are on speakerphone, please lift up the handset before pressing the numbers. And our next question comes from Larry Hamovitch with HMTC. Please go ahead.

Larry Hamovitch

Good afternoon, David.

David Bailey

Hey, Larry, how are you doing?

Larry Hamovitch

I’m well. Yourself?

David Bailey

Good, thanks.

Larry Hamovitch

I’ll see you at the gambling tables.

David Bailey

As long as it’s your money, Larry, OK?

Larry Hamovitch

Right, it’s my nickel. OK, fair enough. David, I want to talk a little bit more about the ICL. You’ve explained in quite excruciating detail some of your thoughts. I’m just wondering — I’m trying to get a better handle on what’s going on. You know, my opinion all along has been that the ICL was a very nice product for STAAR. It was going to be a significant help, but I have struggled with the concept of it becoming kind of mainstream in the -3, -4, -5 sweet spot that LASIK does so well with. And you have said, probably I’ve heard you talk about this — that you expect that, over time, it’s going to start to migrate into that sweet spot.

I don’t know if you said it on the conference call because you did make a lot of points, and I may have missed it. A, do you see evidence that that is, indeed, happening? If it’s not happening, are you inclined to feel that maybe it’s not going to be quite as broadly accepted but yet be a very, very nice product for STAAR? And, c, are there any lessons, any takeaways, and maybe you just said it earlier when you said new technology takes a while to be accepted, and I think that may be the real issue here. But I’d just be interested in some more of your thoughts on the ICL, because the product that I personally think is, for certain patients, has got a tremendous, tremendous benefit.

David Bailey

Larry, I just want to kind of clarify my view. I think LASIK is a great procedure for its sweet spot, and LASIK sweet spot is in that -2, -3, -4 category and maybe even a little higher — -5. I never have expected the ICL to penetrate significantly in those very low diopters. Maybe the case that — and it does get used in those diopters if you’ve got a lot of astigmatism or if you’ve got thin cornea or et cetera.

But the real sweet spot for the ICL is that the cutoff where people feel uncomfortable doing a corneal-based procedure, and I think the resurgence of PRK shows to me that a lot of surgeons are uncomfortable doing corneal-based procedures with a certain group of patients, and there’s a heightened sensitivity.

So my view was LASIK’s really good in its sweet spot, and ICL doesn’t overlap that. Where ICL does very well is for a selection of patients with high myopia or thin corneas, et cetera, and there are a lot of patients in those categories. So to your point about whether ICL will do very well, I’ve always tried to define the market in those higher myopia segments or thin cornea segments or dry eye segments, and that’s a pretty significant market for us, and the ICL can do very well.

Now, I’ve got Nick here. I’m going to ask him to just add anything he would like to that comment.

Nick Curtis

I think in looking at the big picture, I’m actually more encouraged right now about our potential, and the potential market, for the ICL than what I even had thought previous, because we’ve really seen a shift over the past year to about 10 to 15% of the total refractive laser market has moved towards the surface in what the doctors are attempting to become more conservative in the environment that they’ve seen lately with some of the litigation and whatnot. And so with 10 to 15% of the market moving toward the surface ablation, where I really believe that the flattening out and so even the downturn in the refractive laser market is because I think people need to take a very critical look at overall patient satisfaction and what’s transpiring with this PRK and the surface ablation and that the patients don’t get the “wow” factor that they were previously getting with LASIK.

The other factor is that you’re seeing a big move, particularly in the optometric market where patients are being referred into the MDs office for laser refractive procedures where the use of restasis to treat dry eye is really pretty significant, and that’s the really — treat these patients that sort of have these chronic issues. I think these have been actually big contributing factors to less overall patient satisfaction in the area of laser correction, and we just — it hasn’t caught up for us to be able to convert that market over to an interocular surgical procedure. We haven’t been able to gain the momentum yet that we need to do that, which I really, again, am more encouraged by, because those are some real numbers that we can go after and really have something to talk to the physicians about.

Larry Hamovitch

Is it tracking your internal budget for the year or is it below what you hoped internally?

David Bailey

Larry, you faded on the last part.

Larry Hamovitch

I said one more question on ICL, and that is are the sales of ICL tracking your internal budget that you had when you first — when you got the product approved, or is it, in fact, below what you expected?

David Bailey

I think we’ve never given forecasts in terms of absolute numbers internally. What I would say in that regard is that the — we were always a little concerned about the refractive cell and the extent of the refractive cell, and it was very difficult to quantify how easily our sales force would adapt to that or how difficult it would be.

So I think it’s fair to say we have seen more of a challenge there than we probably anticipated, but I think it’s fair to say that we’re feeling comfortable with the moves we’ve made to address that. So if anything was off when the rubber hit the road on that complex sell, it was probably more difficult than we anticipated, but we think we can bring that back. So, you know, medium term, I think we’ll get where we want to be.

Operator

Thank you. Your next question comes from Rick Dauteuil with Columbia Management. Please go ahead.

David Bailey

Hi, Rick, you are you doing?

Rick Dauteuil

Good. Just on the comment you just made, is the refractive sell also challenging the proctoring process, or is it even with doctors that have been proctored and what happens, I guess, after the fact?

David Bailey

There’s a bit of an effect in both ways, because we had initial — we have a five-eye requirement for certification, and there’s a bit of selling to do in a practice in order to get those five patients lined up. And so that needs to occur, otherwise you have a challenge getting the five patients, and then there’s some other factors around that. But the bigger impact is, once you’ve proctored a doctor, where we invariably get a very positive experience, we get an enthusiastic doctor, and the sale has to occur, otherwise you get a disconnect between the enthusiasm of the doctor and the inertia of the practice to actually find the patients and bring those and get them listed for surgery.

So there is an impact on the proctoring, but the bigger impact is on the follow-through and the conversion of the practice and the resetting of the practice.

Rick Dauteuil

Okay, just from the mechanical side of that — as a patient comes in and is not in the sweet spot of LASIK, and the doctor has already done the proctoring, wouldn’t it occur to him right away that this is an ideal candidate for your procedure, and I guess I’m having a hard time understanding what’s killing the momentum there. If you’re talking about going back and reassessing your whole patient base for those missed opportunities in the past, I guess I would understand that, but on a flow basis, with new patients, it doesn’t make sense to me that that’s an obstacle.

David Bailey

Well, I’ll let Nick comment for you.

Nick Curtis

That’s really a great question, and it kind of gets at the heart of several things. The practices in this environment right now are during the competitive environment against each other. And so when they see a patient come into the practice that’s outside the sweet spot, let’s not forget that up until the ICL, they were doing the LASIK routinely up to -12. And so now, in terms of making this shift, they will recommend the ICL but this is part of what we’re talking about in terms of the throughput to the practice. They don’t want to lose the patient.

So if the patient is the ICL is the new concept to them, and the patient begins to question that, and they’ve only — and the doctor himself has only done a few cases in this, even no matter the result — how good the result is, there’s a fallback, and they have a tendency to fall back to, say, to the patient so that they don’t lose the patient.

Well, you know, I can do LASIK on you as well, which is a little bit confusing to the patient, and since most of the marketing messaging is in the marketplace that’s been there for 10 years, and everyone knows somebody that’s had LASIK comes in, it’s a fallback position in an effort not to lose the patient. So many of these patients that they would prefer to do the ICL on right now is part of what we’re talking about in terms of the practice conversion; that they’re falling back rather than lose the patient and going in an reluctantly doing a LASIK procedure or, in some cases, doing the surface oblation.

Rick Dauteuil

That seems inconsistent with the message that you said they’re more concerned about liability and litigation and — it seems like an inconsistent message.

David Bailey

Rick, there is an absolute inconsistency there, and I talk to this in terms of resetting the LASIK machine and having a presentation of the ICL up front based on a needs analysis of the patient as opposed to the either/or sell that Nick was describing or the “Well, we cannot do LASIK on you, so we’ll do this alternative.”

So I think, you know, there is inconsistency, and the challenge for us is to get the ICL sold in the practice so it’s presented up front on a needs analysis of the patient, and I think there are a number of factors around that, and Nick’s highlighted one very important one, which is the concern of the practice to potentially lose a patient if they push a different technology too hard.

Rick Dauteuil

A second question relates to China. Maybe — I see a pending approval of the TICL, but you’re approved for the ICL there, and maybe you can bring us up to date on what successes, if any, you’ve had.

David Bailey

We shipped the first lenses to the Chinese distributors in Q3, and I had indicated to people that this would be a slow build because of the need to proctor surgeons. It’s going well. We’re looking at putting resource on the ground in China to help us with that proctoring process, and so I’m very optimistic on the Chinese market, but I’m cautiously optimistic in terms of the ramp-off because of the need to do the proctoring and the fact that the average surgical skill in China is very variable both geographically and in different — even in the same center.

So I’m pleased with the way that’s going. We had a lot of activity there last week, and in terms of working with the distributors. We’re looking at the additional investment in terms of proctoring, and I think that’s going to be a slow, steady build, but it’s going to be a solid one, given the definition of our market, which is higher myopia and, remember, mean myopia in China is around -8. So wherever your cutoff is, the number of available patients in China is way, way higher.

So we’re optimistic on China, and no news yet on the TICL approval.

Rick Dauteuil

On the proctoring in China — I thought — my understanding was the Chinese market was highly consolidated with a few large centers or several large centers. So that would facilitate the proctoring process.

David Bailey

Yes, but the commercial centers are pretty concentrated. So we’re concentrating on those, for sure. But then the market itself, where many of the patients go, is segmented to public hospitals versus private, and there is a complex situation there where there’s a lot of patients still going to the public hospitals and only a top tier are going to the private centers that offer the new technology. So we actually wanted to penetrate some of those other centers, because there’s a lot of volume. But that’s a challenge because of some of the surgical skill.

So, you know, to your initial point, I’m very pleased with China. It’s going at the rate we expected, which is slow controlled. We want to make sure we get good outcomes, and it’s the same thing — the potential is huge, but it’s going to take time to realize it.

Rick Dauteuil

Thank you.

Operator

Thank you. Once again, if you do have a question, please press the star key, followed by the one at this time. And as a reminder, if you are on speakerphone, please lift up the handset before pressing the numbers. One moment, please. Our next question comes from Neal Bradsher with Broadwood Capital. Please go ahead.

Neal Bradsher

Well, first of all, congratulate you on the fact that I think you’re now the most rapidly growing ophthalmology device company. Let’s see you go the next —

David Bailey

(inaudible)

Neal Bradsher

I’m sorry?

David Bailey

That’s good to know, and long may it continue. We have lots of opportunity.

Neal Bradsher

Well, I hope a lot faster. The international ICL numbers are quite intriguing. You haven’t provided a lot of detail about that. You’ve talked about getting the U.S. business growing faster, but why has that accelerated, particularly in a quarter when historically the seasonality has been a big negative? Is this — is a lot of this South Korea, where I think there is less seasonality? Or are there other markets? And what should we think about, going forward, on the international side?

David Bailey

I think, going forward, as I tried to indicate, I think there is a solid basis for optimism around continued growth. I think we were very pleased with the strength of Q3 in international, and I think it does boil down to more business spread across more countries where we’ve seen less of a downturn in the summer months like Korea, a little bit into China, and that will increased, over time — India, the Middle East.

So I think there’s a bit of a mix there, and I think the user group meetings that we hold are having a tremendous impact, because we’ve got a lot of variability in usage rates with surgeons. And the meeting we had in London with 87 participants from all around the world really give people an opportunity and, for the first time, we had some surgeons from the U.S. who had done quite a bit of volume in a very short period. We had one surgeon there who had done 70-plus implants. It gives them the opportunity to share experiences and it’s one of the greatest platforms to increase enthusiasm for the product, and they’d come out of those meetings and invariably motivated to ask themselves why they’re not using more product.

And certainly — I think they are some of the factors in international — the broadening of the base from new countries, where there is huge potential; the fact that some of those are not as affected by seasonality; but also user group meetings, which are spurring on usage and even established and kind of premier markets for us like Spain, and they’re doing very well. So I think it’s a mixture of things, and that mix is improving.

Another factor that shouldn’t be discounted were the investments that we made in people on the ground in international this year where we moved somebody out to Singapore; we brought somebody into India on the ground in a rep office; we brought a couple of people in to backfill in Europe; and that headcount is where we get the biggest bang for our buck in terms of promotion, and it’s having an impact. We see that, and it’s causing us to look at putting somebody on the ground in China proctoring and even looking at the Middle East where we see significant potential.

I think the last factor is the use of the Toric ICL for other indications, such as kerataconis, where the results are outstanding. We’ll be seeing that in our user group meeting, where we’ve got a surgeon from the Middle East presenting that, and that’s causing significant new interest in the technology because those niche areas, where there are not many viable options, really have a headline effect with ophthalmologists. So I think all those factors contribute to what we see in international and the momentum we’re seeing, and we’re optimistic, going forward, now.

Neal Bradsher

Now, David, earlier in the year, I guess I was a little surprised we didn’t get more of a pickup internationally from the benefits of the U.S. FDA approval. Is part of this that some of that was just delayed?

David Bailey

It takes time. I think the biggest data point —

Neal Bradsher

Because that’s what happened with lasers, I remember, a long time ago now, but lasers were very small until FDA approval, and then they took off in Europe as well.

David Bailey

I think you’re starting to see the impact now, and the biggest data point I would give you with Korea, where we expect the penetration rate versus LASIK to almost double, and that’s — it’s driven by two factors — the availability of toric and the U.S. FDA approval, which is seen as the gold standard. And I think we’re going to see that impact, you know, the places such as India and China as well.

I think you will also see it in Europe, and I think we have some plans to kind of build on that in Europe, in terms of revisiting the ICL in some prestigious vendors to build on that. So I think FDA approval does help. I’ve seen some early indications of that in terms of absolute numbers in markets like Korea, and I think we’ll see more of that, going forward.

Neal Bradsher

You just touched on the next thing I wanted to ask you about international, which is there are some markets for you in Europe that are very strong, like Switzerland and Spain, and there are some markets that are weak, primarily, as I understand it, because of the problems years ago under prior STAAR management with how some of those markets were addressed. Are you, through your user group meetings, some of your work, starting to have some impact in those markets, or is that really still to come?

David Bailey

I think we’re starting to have some impact, but we’re targeting carefully. I mean, Scandinavia is a nicely growing market for us, and I think that did have a legacy, and we turned that around very effectively. I think we’re going to see the same thing in some other markets. You know, we had a training course at ESCRS where we had good representation for the UK, which is traditionally a very — has been a poor market for us. We’ve had a couple of headline users, but we’ve not had a broad base usage. I think we have a platform to change that, and other countries.

And I think Germany is another example where we had low penetration. It’s being dogged by some of the misrepresentations that have been made, but I think we have good representation there, and I think we can turn that around.

So, yes, I think there’s a lot of opportunity, and I think the momentum should build, over time, Neal, for sure, and I think we’ve seen some very good examples of that.

Neal Bradsher

Great. Could I ask a couple more?

David Bailey

Feel free.

Neal Bradsher

I’m pleased that the U.S. cataract business is turning around because, as I recall, you were only part way through the series in new product launches there. I didn’t hear you go through that. Would you mind reminding us of what you have coming up in terms of new products in U.S. cataract?

David Bailey

Yes, the essential elements to revamp in the silicon line with a square edge and asphericity, taking our Collamer® three-piece lens and making it aspheric, and then ultimately putting the silicon square-edge aspheric in the preloaded, and all those projects are very active, and we’re just looking at timelines and launch plans now.

In terms of the Collamer aspheric, we’ve taken the decision to do the work needed to make a submission for an NTIOL status for that, and that work will start in November — next month, given it’s Halloween. And then with the other decision we’ve made is to outsource part of our injector work. We’ve had an ongoing program to enhance injector capability, which ultimately results in a preloaded technology, and we want to underscore delivery there, and so we’ve outsourced one project. And part of that was to, number one, underscore delivery in enhancements, and, number two, we’ve increased R&D expense to underscore delivery, and we’ve got, really, a strong focus, both on these cataract projects and also the ICL projects that can result in line extensions, and we’re just going through that whole firming-up process of which projects will take priority next year in ‘07, as some of these get finished.

So we’ve got a lot of activity going on. We’re looking closely at delivery points. We’ll keep investors updated as we firm up exactly when these projects will roll out. What we don’t want to do is launch prematurely when we’re not in an optimal position. For example, on the aspheric Collamer there’s a lot of benefits to getting NTIOL, so we’re just looking at that, and what we also don’t want to do is detract the sales force, or de-focus the sales force.

As I said, I think they’ve done an excellent job to hold up cataract, and we were concerned about that with an exciting product like ICL being launched and, at the same time, we realize that the key now for the sales force is to improve their skills around this practice selling. We’re very focused on that. We’re mobilizing some internal resource to go out to targeted account with targeted reps to get through that selling process and lead by example, and we don’t want to detract from that because our fastest route to profitability, as we’ve said on many occasions, is ICL ramp-up.

So on cataract we’ve got a lot in the pipeline. On refractive, we’ve got a number of things in the pipeline. We really are very focused on delivery, but we’re also focused on the fact that ICL ramp-up in the U.S. is the fastest route to profitability.

Neal Bradsher

Great, well done in the revenue growth, so far, and look forward to the next steps. Thanks.

David Bailey

Thanks, Neal.

Operator

And your next question comes from Mark Malcom, a private investor. Please go ahead.

David Bailey

Hi, Mark.

Mark Malcom

Thank you very much. Most of my questions have been answered, but I just want to clarify one other thing. I thought I heard very early on the remarks. You had said that you had auditing of the Monrovia and the Swiss facility, and that it resulted in some 483 observations or did I hear that incorrectly?

David Bailey

Mark, you heard that incorrectly. Both audits resulted in no observations.

Mark Malcom

Okay, and one last question dealing — you talked about your German subsidiary, but you have not made any mention of what is going on with the Canon Staar joint venture, and progress is going with that?

David Bailey

Yeah, we have a joint venture with Canon Staar that was essentially set up a number of years ago to exploit the opportunity in the Japanese market. We are very focused on improving the profitability of that joint venture. In fact, I have a board meeting on that very subject tomorrow, and our goal is increased profitability there. Part of that is getting approval for ICL in the Japanese market, and that’s another key activity.

I think, from my perspective, the key to improving profitability of our joint venture in Japan is to increase the performance of our exclusive distributor in the Japanese market, which is Canon Marketing, and I am putting an awful lot of pressure on the president of that company to deliver in that regard. I want to see more return from our joint venture in Japan.

Mark Malcom

I understand that, and I thank you. The reasoning for asking that question was because of your statement that you had made in 2003 for the ICL and your expectation of the trial completion that I thought was supposed to have been done in 2005. But what is your projection on moving forward with the Japanese requirements for getting approval there?

David Bailey

We finished the clinical trial. We submitted to the Japanese authorities, and our latest estimates would be sometime next year in 2007 for an ICL approval. So we’re pushing very hard on that.

Mark Malcom

Do you have a quarter of what you’re anticipating for that?

David Bailey

Sorry, Mark, you broke up on me. Do we have quarter? I would say maybe the first six months of the year.

Operator

Management, there are no further questions. I’ll turn the conference back to you for any closing comments you may have.

David Bailey

I’d like to thank everybody for their insightful questions, and we look forward to keeping investors updated as we make more progress up against our four key objectives. Thank you all for listening.

Operator

Thank you, ladies and gentlemen, that will conclude today’s teleconference. We thank you again for your participation and at this time you may disconnect.

END